Exhibit 10.37

JOINT VENTURE AGREEMENT
THIS JOINT VENTURE AGREEMENT (this “Agreement”) is among the following parties:

Tecogen Inc., a Delaware USA corporation with a principal place of business at 45 First Avenue, Waltham, Massachusetts 02451 USA (“Tecogen”)	Tedom a.s., a corporation incorporated under the laws of the Czech Republic, with a principal place of business at Výčapy 195 674 01 Třebíč Czech Republic (“Tedom”)	TEDOM USA Inc, a C-Corp, incorporated under Delaware law with a principal place of business at 45 First Avenue, Waltham, Massachusetts 02451 USA (“Sub”)
RECITALS:

A.
Tecogen is a United States cogeneration company that specializes in selling, manufacturing, installing, and maintaining its unique cogeneration equipment in the United States. Tecogen makes certain products that Tedom does not. Tecogen desires to expand its product line and potential market in the United States.

B.
Tedom is a Czech Republic cogeneration company that specializes in selling, manufacturing, installing, maintaining its unique cogeneration equipment in the European Union and other markets. Tedom sells certain cogeneration products (including without limitation, the products listed on Exhibit A) that do not directly compete with Tecogen’s cogeneration products. Tedom desires to sell such products in the United States.

C.
Sub is a wholly owned U.S. subsidiary of Tedom which has been formed for the purpose of entering into a joint venture company with Tecogen in the form of a Delaware limited liability company (the “JV”).

D.
Tecogen, Tedom and Sub (Tecogen and Sub are referred to herein collectively as the “Members” and each individually as a “Member”) desire to form the JV with the purpose of: (1) selling certain equipment (including without limitation the Products listed on Exhibit A) produced by Tedom that does not directly compete with Tecogen’s business; (2) potentially conducting joint research and development to improve the existing equipment of the parties; and (3) creating a self-sustaining joint venture that provides each Member with a stream of revenue.

In consideration for the mutual promises contained in this Agreement, the parties hereby agree as follows:
1. Defined Terms. The following terms shall have the following meanings:

a)	“Agreement” means this Joint Venture Agreement (as may be amended from time to time) and includes all exhibits, and appendixes attached hereto.

b)	“Approvals” means all permits, licenses, or approvals required from time to time to sell, distribute, install, or maintain the Products in the Territory.

c)
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

d)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Massachusetts or in the Czech Republic are authorized or required to close.

Exhibit 10.37

e)
“Confidential Information” shall mean, subject to the exceptions set forth in that certain Mutual Non-Disclosure Agreement between Tecogen and Tedom dated as of June 22, 2015, any information received by one Party from another Party and/or any information of a Party to which another Party otherwise has access in connection with the negotiation or performance of this Agreement, including, without limitation: (a) the names of all past, present, and prospective customers, including all records regarding Products sold or supplied to them; (b) the names of all past, present and prospective employees of such Party; (c) the Party’s past, present, and prospective systems, trade secrets, methods and procedures used in operation of such Party’s business; (d) any other oral, written electronic and/or recorded information of any Party’s business, products, financial condition, operations, assets or liabilities; (e) any documentary information that is marked “confidential”, “private”, “Secret”, “In Confidence” or “Not to be Disclosed” or with a similar marking; (f) all notes, analysis, summaries compilations, studies projections, forecasts budgets, price list or records of any Party that is marked confidential or which by its nature is confidential; (g) all research projects, works in process, future developments, engineering, manufacturing, marketing, business plans, future products, sales, suppliers, investors and business partners; and (h) all Intellectual Property of such Party.

f)	“Customer” means any person who purchases or may purchase any Products for use within the Territory, or may have any Product installed, repaired or maintained.

g)	“Delivery/Deliver” means EXW delivery of the Products by Tedom to the JV according to Incoterms 2014 conditions.

h)	“Effective Date” means the date upon which each of the required conditions set forth in Section 2.1 shall have been satisfied.

i)	“Guaranty” means the Guaranty to be executed by Tedom in the form attached hereto as Exhibit B.

j)
“Intellectual Property” shall mean all intellectual property and industrial property comprising or relating to/of the following: (a) patents, patent applications (including U.S. and non-U.S. provisional applications and PCT applications), patent disclosures and inventions and discoveries which may be patentable and improvements thereto; (b) trademarks, service marks, trade dress, logos, trade names, service names and corporate names; (c) internet domain names, whether or not trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) trade secrets, know-how, manufacturing and production processes and techniques, and secret formulas; and (f) all other intellectual property and industrial property, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

k)	“Installation Contracts” means agreements entered into between the JV and Customers for the purpose of installing the Products.

l)	“Joinder Agreement” means the Joinder Agreement to be executed by the JV in the form attached hereto as Exhibit A.

m)	“Kraft Power Agreement” means the Distributorship Agreement executed between Tedom and Kraft Power Corporation and effective as of February 25, 2015.

n)
“JV LLC Operating Agreement” is the Delaware limited liability company operating agreement of TTcogen LLC, to be entered into by and among the JV, Tecogen and Sub, as may be amended or supplemented from time to time, in the form attached hereto as Exhibit C.

o)
“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order or other requirement or rule of law of any governmental authority, including all amendments thereto and replacements thereof.

Exhibit 10.37

p)	“Maintenance Contracts” means agreements entered into between Tecogen and Customers or the JV and Customers to service, maintenance, and/or repair the Products or New Products sold in the Territory.

q)
“Merchantable” means, when referring to Products or Tecogen Products, saleable in the Territory under its product description at its market price or, if applicable, reasonably fit for its ordinary purpose for which such Products or Tecogen Products are manufactured and sold.

r)
“New Products” means all new products of whatever kind that Tedom introduces as part of its overall range of products that do not directly compete with any of Tecogen’s products, which are available for sale in the Territory. This also includes all enhancements, upgrades, new versions, modifications to and/or replacements of any of the Products and/or newly developed products of Tedom.

s)	“Notice” means a notice in writing including those sent by facsimile, letter, email and conveyance in accordance with the terms of this Agreement.

t)	“Order” means an Order placed by one Party to another Party related to the sale or lease of any Product, the installation of any Product, and/or the maintenance or repair of any Product.

u)
“Party” or “Parties” shall mean, either individually or collectively, as applicable, each of Tedom, Tecogen and/or Sub, together with the JV, which shall become a Party to this Agreement in accordance with the terms set forth herein.

v)
“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority or any other entity that is recognized by Law.

w)
“Products” means the products proposed to be sold by the JV pursuant to this Agreement, as mutually agreed between the Parties pursuant to the Side Letter. All New Products shall be added to such list and deemed automatically included therein.

x)	“Quarter” or “Quarterly” means the three-month period commencing on each of January 1st, April 1st, July 1st, or October 1st.

y)	“Sales Lead” means any identification of a potential Customer for Products in the Territory or as otherwise agreed in writing by the Parties.

z)	“Side Letter” means that certain Side Letter Agreement between the Parties dated as of the date hereof.

aa)	“Spare Parts” means all parts or components of the Products which are capable of being replaced in order to repair or maintain any of the Products.

ab)
“Tecogen Products” means the products of Tecogen that may be sold by Tecogen to the JV or Tecogen to Customers in connection with services provided by Tecogen hereunder, as mutually agreed by the Parties pursuant to the Side Letter, which may be updated from time to time by written agreement of all the Parties.

ac)	“Territory” shall mean the United States of America and its territories and possessions, and where otherwise agreed by the Parties in writing.

ad)
“Term” means the period commencing on the Effective Date and continuing through the earlier to occur of the date (i) this Agreement shall be terminated in accordance with the terms hereof, (ii) the JV shall be finally dissolved, and (iii) either Member shall transfer 100% of its interest in the JV to the other Member. The Term also includes all extensions of the Term and all other periods as the Parties may agree in writing.

ae)	“Year” means a calendar year consisting of a period of twelve months.
2.     This Agreement and the Joint Venture are Contingent; Conditions Subsequent
2.1.The Parties agree that the effectiveness of this Agreement and the execution of the JV LLC Operating Agreement by Tecogen shall be conditioned upon the execution by the Sub of the JV LLC Operating Agreement and the execution by the JV of the Joinder Agreement attached hereto as Exhibit A in accordance with the terms set forth herein.
2.2. Within thirteen months from the Effective Date, Tedom shall cause one of the following two events to occur:

Exhibit 10.37

2.2.1 the amendment of and assignment to the JV from Tedom of the Kraft Power Agreement and Re-Gen Agreement, in a manner that is reasonably acceptable to all Parties; or
2.2.2. the irrevocable termination of the Kraft Power Agreement and Re-Gen Agreement; provided that, if required under the terms of the Kraft Power Agreement and Re-Gen Agreement, Kraft Power Corporation and Re-Gen shall have provided to Tedom written notice of acceptance of a termination notice sent in connection therewith.
3.    Tedom’s Promises, Contributions, Obligations, and Rights.
3.1. Tedom hereby grants to the JV for a period from the Effective Date through the termination of the Term, and the JV hereby accepts, the sole and exclusive right to market, sell, offer for sale, and distribute the Products in the Territory and, to the extent otherwise be agreed by the Parties in writing, through sales agents and distributors, subject to the terms and conditions of this Agreement. Unless agreed in writing by the Parties, Tedom shall not market, sell, offer for sale, or distribute the Products within the Territory (except through the JV). For the avoidance of doubt, if Tecogen is in material breach of this Agreement and, if such breach is capable of cure, Tecogen has not cured such breach within sixty days of receipt of written notice of such breach, or if such breach is incurable and Tecogen has received written notice of such breach, then Tedom’s obligations under this Section 3.1 shall immediately terminate. If in any calendar year period, from 1 January 2017, the JV fails to meet the earnings before interest, taxes, depreciation and amortization targets as set forth in the Business Plan and Budget (as defined below) by 35% or more, or if from the Effective Date to 31 December 2016, the JV fails to sign contracts for the Sale of the Product as set forth in the Business Plan and Budget by 50% or more, then either Party shall have the right, exercisable in its sole discretion, to terminate the JV and this Agreement by written notice, including its obligations in Section 3.1 hereof (“Termination Right”).
3.2. Tedom shall provide a warranty with respect to the Merchantability of its Products and Spare Parts as mutually agreed by the Parties pursuant to the Side Letter. Notwithstanding the Side Letter, the length of such warranty shall not be less than one year.
3.3 Tedom acknowledges and agrees that the JV shall pay Tecogen with respect to any Orders of Tecogen Products or Tecogen’s installation and other services within thirty calendar days of the date the JV shall have received full payment from the Customer with respect to such Orders; provided, however, that if such Orders are subsequently cancelled by the Customer for a refund, Tecogen shall issue a refund to JV with respect to such payment within thirty calendar days of the date it received written notice of such cancellation from JV. Further, Tedom hereby grants Tecogen the right to make consignment sales and purchases of Tedom service parts for the maintenance of the Products, subject to Section 3.9.
3.4. Tedom shall provide to the JV, at Tedom’s own expense, all reasonably necessary training related to certain aspects of the Products as agreed by the Parties, including but not limited to, the functioning, marketing, and sale of the Products. Training required to perform proper maintenance of the Products that is to be contracted with Tecogen and provided by Tedom will require a fee to be reasonably determined by Tedom and paid to Tedom by Tecogen for providing this service-training program. All training of this type shall take place at the factory or a location determined by Tedom in order to satisfactorily work with the appropriate equipment in a hands-on fashion. Tedom will provide to the JV, at Tedom’s own expense, reasonable customary engineering support services for the Products.
3.5. Tedom shall ensure that the Products comply with all applicable Laws and US Standards for power generation and utility interconnection laws, including but not limited to, UL Standard for Stationary Engine Generator Assemblies 2200, U.S.E.P.A. Laws, the Clean Air Act, state and local regulations; except where any non-compliance would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the JV, any other Party or the transactions contemplated hereby. Tecogen agrees to aid and assist to the best of its knowledge by timely informing Tedom in writing of any changes or impending changes to Laws and regulations that may impact use of Products of which it becomes aware.

Exhibit 10.37

3.6. Until December 31, 2018, Tedom or Affiliate of Tedom agrees to make cash advances to the JV as set forth in the Business Plan and Budget; provided, that, if the JV is able to raise sufficient capital from third parties, including but not limited to banks or other investors as agreed in writing by the Members, Tedom’s cash advance obligations may be reduced or be terminated, as agreed between the Parties.
3.7. Tedom shall provide to the JV, in English, a commercially reasonable quantity of promotional materials including high quality digital photos, graphical depictions, marketing materials, logos and other electronic materials, and all reasonably necessary user manuals, service manuals and the like to enable the JV to effectively advertise and market the Products in the Territory.
3.8. Tedom shall confirm all Orders from the JV or Orders for Spare Parts from Tecogen by signature with an order confirmation promptly after such Orders are placed, but in no event shall such confirmation be delivered later than five Business Days after placement of such Orders.
3.9. Tedom shall use its commercially reasonable efforts to attend to the fulfillment of all Orders for the Products and their Delivery in accordance with the terms of this Agreement and any other commercial agreement entered into between the Parties in connection herewith. For that purpose, Tedom shall endeavor to keep available on consignment to the JV (a) all Spare Parts for prescribed regular maintenance according to the Maintenance Schedule (as defined below) for all Products, and (b) Spare Parts for potential failures according to Tedom’s experience, in Tedom’s reasonable sole discretion (the Spare Parts kept available under (a) and (b) are referred to as the “Consignment Stock”). The total Consignment Stock on hand at any given time shall be approximately 10% of the value of CHP units sold by the JV, subject to a minimum value of $20,000, and a maximum value of $200,000. Tedom shall provide to Tecogen a schedule for maintenance (the “Maintenance Schedule”).
3.10. Tedom shall supply to the JV and Tecogen all specifications, drawings, and technical materials reasonably required for use of the Products by Customers. The specification sheets, drawings and technical information (including but not limited to prospectuses, price-lists, and technical specifications) and all other documents delivered in connection with this Agreement shall be in English.
3.11. Tedom shall promptly inform the JV and Tecogen of all material changes in the performance of the Products and of the components contained therein of which it becomes aware in the normal course of its business.
3.12. Upon the placement of an Order for Spare Parts by Tecogen, subject to the Consignment Stock, Tedom shall sell to Tecogen any Spare Parts required for Tecogen to carry out any Maintenance Contract (including as subcontractor, as applicable). The price of such Spare Parts shall be on a “most favored nation” (based on prices for orders for similar quantities and with similar terms, including delivery), paid-at-use, consignment basis as mutually agreed by the Parties pursuant to the Side Letter. Subject to the last sentence in this Section 3.12, Tedom shall not be obligated to supply its Spare Parts to Tecogen if similar spare parts of comparable quality shall be readily available to Tecogen at competitive prices in the United States; provided, however, that notwithstanding anything to the contrary contained herein, Tecogen shall not obtain any such similar spare parts from any person other than Tedom without the prior written consent of Tedom; provided further, however, that in the case that Tedom shall not provide such consent, Tedom shall be obligated to supply its Spare Parts to Tecogen.
3.13. Tedom shall have the right to examine or observe any installation or maintenance of the Products by Tecogen and Tecogen shall give Tedom reasonable advance written notice of any such installation.
3.14. Tedom shall use its commercially reasonable efforts to refer all Sales Leads to the JV with respect to the Products.

Exhibit 10.37

3.15. Tedom hereby acknowledges and agrees that it shall be obligated to execute the Guaranty attached hereto as Exhibit B, in which it provides for the absolute, unconditional and irrevocable guarantee, as primary obligor and not merely as surety, of up to $1,000,000 in the aggregate of Sub’s obligations hereunder and under the JV LLC Operating Agreement, such limitation being subject to the terms of the Guaranty.
3.16. Tedom hereby agrees that it shall materially adhere to and abide by any provisions of the JV LLC Operating Agreement applicable to Sub, including but not limited to the obligation to continue to provide previously ordered Products and Spare Parts to the JV in the event of a buy-sell event.
3.17. Because of Tecogen’s and the JV’s legitimate business interest as described herein and the good and valuable consideration offered during the Term and for a period of eighteen months thereafter, except as is contemplated by the JV, Tedom agrees and covenants not to:
3.17.1. engage in Prohibited Activity within the Territory during the Term and for a period of eighteen months thereafter. For purposes of this Section 3.17, “Prohibited Activity” is activity in which Tedom, whether through its own actions or the actions of another person, contributes knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to engage in the same business as the Tecogen Business (as defined below) and/or as the JV. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or any other Confidential Information of Tecogen and/or the JV. “Tecogen Business” means selling, manufacturing, installing and maintaining CHP cogeneration equipment using reciprocating engines in modules larger than 60kW and smaller than 230kW operating with natural gas as a fuel.
3.17.2. Notwithstanding any other provision of this Agreement, beginning on the date that is twelve months from the Effective Date, Tedom’s gas heat pump shall be exempt from any prohibitions in this Section 3.17 or any other provision of this Agreement; provided, that, during such twelve month period, the Parties will work in good faith to develop and sell new gas heat pump product (the “GHP”) through the JV; provided, further, that if the Parties come to an agreement regarding the GHP within such twelve month period, the terms of such agreement shall supersede this Section 3.17.2.
3.17.3. The restrictive provisions contained in this Section 3.17 shall not be enforceable if Tecogen is in material breach of this Agreement or if Tedom or Tecogen exercises the Termination Right.
3.17.4. The Parties acknowledge that Aegis Energy Services Inc., Capstone Turbines Corporation and their distributors, 2G Cenergy, Cogen Power Technologies, Cogenco, CPL Distributed Generation Group, Inc., Ener-G Rudox Inc., Yanmar, and Intelligen Power Systems are regarded by Tecogen to be primary, but not exclusive, competitors of Tecogen, as of the date of this Agreement.
3.17.5. During the Term and for a period of eighteen months thereafter, Tedom agrees and covenants not to, directly or indirectly, through one or more of any of their respective Affiliates, solicit or accept business of any Customers of the JV or customers of any other Party for purposes of diverting their business or services from the Company or from such Party. To avoid any doubts, to solicit or accept business of any Customer by the JV is not a breach of this Section 3.17.5.
3.17.6. This Section 3.17 does not, in any way, restrict or impede Tedom from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the Law, regulation or order. Tedom shall promptly provide written notice of any such order to Tecogen and the JV.
4.     Tecogen’s Promises, Contributions, Obligations, and Rights.
4.1. Tecogen shall use commercially reasonable efforts to refer all appropriate Sales Leads to the JV for Products not within the normal course of Tecogen’s operations and which do not compete with Tecogen’s business; provided, that, for the avoidance of doubt, Tecogen hereby acknowledges that the Products mutually agreed to in the Side Letter do not compete with Tecogen’s business.

Exhibit 10.37

4.2. During the term of this Agreement, Tecogen shall not distribute any products from any third parties in the Territory similar to the Products except for Tedom’s Products or Tecogen Products, as contemplated herein and shall not enter into any agreement with any Person to do so, including, without limitation, any joint venture agreement.
4.3. Tecogen shall allow the JV access to Tecogen’s sales representatives, agent network and ESCO relationships.
4.4. In respect of warranty repair services for Tedom-provided Products sold by the JV and covered by Tedom’s warranty, the JV shall have the right to solicit third party bids with respect to such repair services and to engage such third parties to provide such repair services; provided, however, that Tecogen shall have the right to be engaged by the JV to provide such repair services for the price and upon the terms and conditions contained in any such bid selected by Tedom (the “Repair Right of First Refusal”); provided, further, that the JV shall give advance written notification of any such bid to Tecogen, and Tecogen shall have five days to elect in writing to exercise its Repair Right of First Refusal with respect to such bid. If it does not make such timely election, the JV shall have the right to hire any third party to provide such repair services.
4.5. Tecogen shall provide to the JV all reasonably necessary personnel training, sales and marketing information, and engineering support services at no cost.
4.6. Tecogen is solely responsible for and must, at its own expense, obtain any and all necessary approvals, licenses, permits authorizations, and certifications for its performance under the Maintenance Contracts (including, as a subcontractor, as applicable) and as a subcontractor under the Installation Contracts, including (if applicable in the Territory) any standard, certification and/or any other regulatory body's requirements or other legal requirements.
4.7. At the JV’s discretion, Tecogen shall sell Tecogen Products to the JV or the Customer in connection with installation or other services performed by Tecogen from time to time; provided, however that Tecogen may sell Tecogen Products to the JV or to a Customer in connection with any Maintenance Agreement in its sole discretion. Tecogen shall provide a warranty with respect to the Merchantability of Tecogen Products sold to the JV and Customers as further described in Side Letter. Notwithstanding the Side Letter, the length of such warranty shall not be less than one year. Tecogen shall ensure that the Tecogen Products comply with all applicable material Laws and US Standards for power generation and utility interconnection laws, including but not limited to, UL Standard for Stationary Engine Generator Assemblies 2200, U.S.E.P.A. Laws, the Clean Air Act, state and local regulations.
4.8. Because of Tedom’s and the JV’s legitimate business interest as described herein and the good and valuable consideration offered during the Term and for a term of eighteen months thereafter, except as is contemplated by the JV, Tecogen agrees and covenants not to:
4.8.1. engage in Prohibited Activity within the Territory during the Term and for a period of eighteen months thereafter. For purposes of this Section 4.8, “Prohibited Activity” is activity in which Tecogen, whether through its own actions or the actions of another person, contributes knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to engage in the same business as the Tedom Business (as defined below) and/or as the JV. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or any other Confidential Information of Tedom and/or the JV. “Tedom Business” means the production, distribution, maintenance and service of cogeneration units based on reciprocating engines for modules smaller than 60kW or larger than 230kW and from 60kW to 230kW not for natural gas.

Exhibit 10.37

4.8.2. Notwithstanding any other provision of this Agreement, Tecogen’s gas heat pump shall be exempt from any prohibitions in this Section 4.8 for the first twelve months of the Term, provided, that, during such twelve month period the Parties will work in good faith to develop and sell GHP through the JV; provided, further, that, if Tedom and Tecogen come to an agreement regarding the GHP within the first twelve months of the Term, the terms of such agreement shall supersede this Section 4.8.2. If during the first twelve months of the Term, the Parties are unable to agree on a GHP, Tecogen’s gas heat pump shall continue to be exempt from any prohibitions on this Section 4.8.
4.8.3. The restrictive provisions contained in this Section 4.8 shall not be enforceable if Tedom is in material breach of this Agreement or if either Tedom or Tecogen exercises the Termination Right.
4.8.4. The Parties acknowledge that Aegis Energy Services Inc., Capstone Turbines Corporation and their distributors, 2G Cenergy, Cogen Power Technologies, Cogenco, CPL Distributed Generation Group, Inc., Ener-G Rudox Inc., Caterpillar Inc., Waukesha Dresser, Yanmar, GE Jenbacher, MTU, Rolls Royce and Cummins are regarded by Tedom to be primary, but not exclusive, competitors of Tedom, as of the date of this Agreement.
4.8.5. During the Term and for a period of eighteen months thereafter, Tecogen agrees and covenants not to, directly or indirectly, through one or more of any of their respective Affiliates, solicit or accept business of any Customers of the JV or customers of any other Party for purposes of diverting their business or services from the Company or from such Party. To avoid any doubts, to solicit or accept business of any Customer by the JV is not a breach of this Section 4.8.5.
4.8.6. This Section 4.8 does not, in any way, restrict or impede Tecogen from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Tecogen shall promptly provide written notice of any such order to Tedom and the JV.
5.     Sub’s Promises, Contributions, Obligations, and Rights.
5.1 Sub acknowledges and agrees to execute the JV LLC Operating Agreement no later than thirty days following the execution of this Agreement by the Parties.
5.2. Sub shall use its commercially reasonable efforts to refer all Sales Leads to the JV with respect to the Products.
6.     JV’s Promises, Contributions, Obligations, and Rights.
6.1. The JV shall use its commercially reasonable efforts to promote, market, distribute and sell the Products within the Territory in order to maximize the sales of such Products during the Term.
6.2. Unless otherwise agreed by the Parties in writing, the JV shall not directly market, sell, offer for sale, service or distribute the Products outside of the Territory.
6.3. The JV may market the Products, as it deems necessary in the Territory (and where otherwise agreed by the Parties in writing) and may enter into such lawful agreements, as it deems desirable to market and/or promote the Products in the Territory (and where otherwise agreed by the Parties in writing).
6.4. The JV will be responsible for its own storage of the Products and shall use commercially reasonable efforts to comply with Tedom’s requirements or recommendations for storage. Initially, the Parties expect that the JV will store such Products at a Tecogen facility or a mutually satisfactory third party warehouse.
6.5. The JV, at the JV’s expense, shall be responsible for obtaining any and all necessary approvals, licenses, permits, authorizations, and certifications for the Products to enable it to market and sell the Products in the Territory, including (if applicable in the Territory) any standard, certification and/or any other regulatory body’s or legal requirements for the sale, distribution, marketing or use of the Products in the Territory except the CE Mark, UL certifications and other product certifications required prior to shipment. The Parties shall provide reasonable assistance and cooperation with respect to the attainment of such approvals.

Exhibit 10.37

6.6. All Maintenance Contracts shall be entered into between Customers and Tecogen or between Customers and the JV. If Tecogen performs the maintenance services under the Maintenance Contracts, the JV and Tecogen shall work together to determine the costs of such maintenance and to set a profit margin, which the JV and Tecogen shall share with each other on a 50%/50% basis. The JV shall enter into all Installation Contracts with Customers; provided, however, that the JV may solicit bids from third parties with respect to subcontracting installation services under the Installation Contracts and to engage such third parties to provide such installation services; provided, however, that Tecogen shall have the right to be engaged by the JV as a subcontractor to provide such installation services for the price and upon the terms and conditions contained in any such bid selected by Tedom (the “Installation Right of First Refusal”); provided, further, that the JV shall give advance written notification of any such bid to Tecogen and Tecogen shall have five days to elect in writing to exercise its Installation Right of First Refusal with respect to such bid. If it does not make such timely election, the JV shall have the right to hire any third party to provide such installation services.
6.7. The JV will apply for and do all things commercially reasonable to obtain any necessary or required registration of the Products in the Territory.
6.8. The JV shall be obligated to purchase the Products and all parts or equipment related to the Products from Tedom (and shall not purchase any products similar to the Products from any other person other than Tecogen Products). The JV shall notify Tedom in writing promptly following the sale of any Product in order to create a sales registration log, reserve prices, and enter into related contracts with Tedom, as applicable. Unregistered sales will not be acceptable as orders by Tedom. The registration logs shall be prepared by the JV in a format acceptable to Tedom.
6.9. The JV shall provide Tedom and Tecogen with all relevant information related to the sale, installation, or maintenance of any of the Products, as well as the general status and tone of the market, as applicable, including but not limited to any technical or regulatory issues, which may affect the business of the JV.
6.10. The JV hereby grants and shall provide the Parties access to its Confidential Information. Such information shall not be communicated by any Party to third persons, except as required by Law or as necessary to carry out its obligations under this Agreement. In the event such information must be communicated to third persons, except as required by Law, the communicating Party shall ensure that such third Person is subject to a reasonable non-disclosure/confidentiality agreement in a form approved by the Parties. Upon termination or dissolution of the JV, all Confidential Information capable of being destroyed or returned shall be returned to the applicable Party or destroyed, as directed by the disclosing party in writing.
6.11. The JV shall prepare a Quarterly sales target (as updated, the “Forecasted Schedule”) on or promptly following the Effective Date and shall further update such Forecasted Schedule on a Quarterly basis. This Forecasted Schedule shall be provided to the Parties within ten days of the end of each Quarter.
6.12. The JV shall not make any distribution of cash to the Members during the first twelve months of its operation. Further, except for distributions of cash to return advances made by the Parties or to repay accounts payable owing to the Parties, the JV shall not make any distribution of cash to the Members until (i) all advances made by the Parties shall have been repaid in full and (ii) all accounts payable owing to the Parties shall have been paid in full, in each case unless otherwise agreed in writing between the Parties. All distributions of cash to the Members shall be of available cash from profits of the JV and shall be subject to and pursuant to the terms and conditions of the JV LLC Operating Agreement.
7.      Joint Promises, Contributions, and Obligations.
7.1. Forming the Joint Venture
7.1.1. Within thirty days of the execution of this Agreement, (i) Tecogen and Sub shall execute the JV LLC Operating Agreement, (ii) the JV shall become a party to this Agreement by executing the Joinder Agreement attached hereto as Exhibit A, and (iii) Tedom shall execute the Guaranty attached hereto as Exhibit B, pursuant to which Tedom shall guaranty any and all obligations of Sub under the JV LLC Operating Agreement and hereunder in an amount of up to $1,000,000 in obligations in the aggregate, such limitation being subject to the terms of the Guaranty.

Exhibit 10.37

7.1.2. The Parties agree that the JV shall be a limited liability company formed under the laws of the state of Delaware.
7.1.3.The Parties agree that each Member shall initially own a 50% membership interest in the JV.
7.1.4. Each Member shall initially appoint two managers to the JV Board and the JV Board shall collectively run and operate the JV in accordance with the terms of the JV LLC Operating Agreement.
7.2. Tedom and the JV hereby grant Tecogen the first right, including through its subcontractors, to enter into Maintenance Contracts with Customers who purchase or lease Products in the Territory from the JV. In exercising this right, Tecogen may utilize a third party subcontractor to do the work. The Maintenance Contracts shall be drafted by Tecogen in its discretion and may be altered by Tecogen in its discretion to meet specific Customer needs; provided, however, that Tecogen cannot create any liabilities for any other Party pursuant to such Maintenance Contracts.
7.3. From the Effective Date until the date that is eighteen months from the last day of the Term (the “Restricted Period”), no Party (or its affiliates) shall, directly or indirectly, solicit to either employ or engage to provide services to such Party (or its affiliates) any person whom such Party (or affiliate) knows or has a reasonable basis to know is at the time of such solicitation an employee of another Party; provided, however, that general public advertisements not specifically directed to solicit employees of a Party shall not constitute direct or indirect solicitation hereunder; provided, further, that if a Party terminates the employment of any employee, no other Party (or affiliate) shall be prohibited from soliciting to employ or engage to provide service to such Party (or affiliate) such terminated employee unless prior to hiring or engaging such person such Party has knowledge after due inquiry that such terminated employee is subject to a non-compete agreement with such terminating Party.
7.4. Each Member shall grant a non-exclusive, license to the JV in certain of its Intellectual Property such that the JV can effectively operate for its purposes as contemplated herein and in the JV LLC Operating Agreement. Any such license granted shall automatically terminate if the JV is terminated, dissolved, assigned, or otherwise changes ownership and upon the end of the Term. The JV shall only use any such licenses for the purpose of fulfilling its obligations under this Agreement and the JV LLC Operating Agreement and shall not use any such licenses for anything else without prior written approval from the Member granting the JV such license. Notwithstanding the foregoing, nothing herein or in any such licenses shall purport to grant any Party’s ownership rights in any Intellectual Property to another Party. All Intellectual Property rights of any Party (including any improvements, derivations, enhancements and anything developed with such Intellectual Property) are the sole and exclusive property of such Party or its licensors and shall be returned to such Party upon the termination of this Agreement and/or the dissolution of the JV.
7.5. The Parties shall endeavor to develop a detailed research and development plan (“R&D Plan”) within one year of the Effective Date, provided that there shall be no obligation on any Party to develop or execute any such R&D Plan.
7.6. The Parties hereby unanimously approve the business plan and budget as mutually agreed between the Parties pursuant to the Side Letter for presentation to the JV Board (the “Business Plan and Budget”).
7.7. The Parties agree to act at all times reasonably, in good faith and to provide each other Party with all reasonable assistance in carrying out the activities detailed in this Agreement upon reasonable request, including but not limited to the delivery of additional executed documents and/or agreements.
7.8. The Parties agree that except pursuant to this Section 7.8, no Party may claim ownership in any new Intellectual Property created as a result of joint research and development conducted by the JV, or otherwise be patented or otherwise exploited in any way, prior to the execution of a written ownership agreement between the Parties regarding such new Intellectual Property. If any Intellectual Property is created during the Term, and no research and development agreement between the Parties shall be in effect, then:
7.8.1. if it is invented solely by one Party, it will be owned by that Party; and
7.8.2. if it is jointly invented by the Parties, it will be jointly owned.
7.9. No Party may enter into a contract on behalf of the other.

Exhibit 10.37

7.10. No Party has the right to make any representation on behalf of another Party.
7.11. The Parties agree and covenant that they will not at any time make, publish or communicate to any Person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning any other Party, its subsidiaries or their respective businesses, or any of their independent contractors, officers, and existing and prospective customers, clients, suppliers, investors and other associated third parties. This Section 7.11 does not, in any way, restrict or impede the Parties from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the Law, regulation or order. Each Party shall promptly provide written notice to each other Party of any such order. This Section 7.11 shall survive the end of the Term.
7.12. Where a Party uses a subcontractor to perform work related to this Agreement in accordance with this Agreement, such Party shall use properly trained and skilled subcontractors that are capable of performing the work given to them according to industry standards; provided, that such Party shall remain liable for such subcontractors.
7.13. The Parties shall not intentionally deface, obscure or remove from any of the Products or any Party’s equipment the Intellectual Property owner’s trademark, Intellectual Property or reservations of Intellectual Property.
7.14. The JV shall prepare its financial statements in accordance with United States generally accepted accounting principles and shall deliver them to each Party within ninety days of the end of each fiscal year.
7.15. Each Party shall conduct reasonable investigation and due diligence into the business of the other Parties. All Parties shall cooperate in good faith with this process, provided that such Parties may impose confidentiality restrictions on their confidential information.
7.16. It is the intent of the JV and the Parties that the JV shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the JV nor any Party shall make an election for the JV to be classified as other than a partnership pursuant to U.S. Treasury Regulations Section 301.7701-3.
7.17 Each Party hereto (including the JV upon execution of the Joinder Agreement) agrees that it shall not, at any time during the Term, intentionally breach any provision of this Agreement or of the JV LLC Operating Agreement (as applicable) or intentionally take any action or refrain from taking any action that could reasonably result in such a breach.
7.18. If legal counsel to any Party advises such Party that it is or has become necessary for such Party (or its affiliate) to publicly file this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory authority, such Party agrees to use its best efforts to seek confidential treatment of this Agreement pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 or any comparable rule or process of the SEC as in effect from time to time and/or of any other such regulatory authority, in cooperation with any Party that desires such confidential treatment; provided, however, that the Party that desires such confidential treatment shall bear all fees and costs (including reasonable attorneys’ fees) directly related to seeking the same.
8.     Pricing, Payment, and Ordering
8.1 The Parties agree that prices and payments associated with this Agreement shall be in U.S. dollars, unless otherwise agreed upon in writing by the Parties.

Exhibit 10.37

8.2. The Parties agree that if, from time to time, the cumulative effect on costs to either Tecogen or Tedom on Products or Spare Parts or Tecogen Products or any other goods and services sold to the JV by Tecogen or Tedom, respectively, caused by the exchange rate between U.S. Dollars and Euros or changes in the Producer Price Index published by the U.S. Bureau of Labor Statistics at any point during the Term is such that the then current costs have increased by two percent or more, then Tecogen or Tedom, as applicable, shall have the right to increase the then current prices charged by Tecogen or Tedom, as applicable, to the JV, by the percentage that such costs have increased, upon written notice to the Parties; provided, however, if such increases would cause the prices to be prohibitively out of market, the Parties shall work together in good faith on the competitiveness of the pricing.
8.3 The recommended USA prices mutually agreed between the Parties pursuant to the Side Letter are only indicative and it is not obligatory to sell the Products for such prices. The JV will offer its Products with respect to the market conditions, competition, with consideration for the goals of the Business Plan and Budget.
8.4. The Parties agree that in case that Tecogen has not refused to execute Maintenance Contracts with a Customer, the pricing of such contract shall be reasonably set pursuant to Section 6.6. Methods to determine Maintenance Contract pricing are mutually agreed between the Parties pursuant to the Side Letter.
8.5. The Parties agree that all applicable duties, taxes (except for any tax which is based upon income), and other charges imposed by any governmental authority in respect of any amount payable by the JV to another Party shall be paid by the JV.
8.6. The Parties agree that each Order shall contain, as applicable, the details of the Product or services being purchased or leased, the quantity ordered, the price per item or per service, the total price, the requested time for Delivery or completion of service and such other information as the Parties may reasonably require. The ordering Party shall promptly inform the supplying Party in writing in the event that the ordering Party determines that its ordering requirements shall be different from those set out on the most recent Forecasted Schedule. Title and risk of loss shall pass to the purchaser of Products upon Delivery unless otherwise agreed in writing for the specific transaction by the applicable Parties.
9.     Confidentiality.
9.1. The Parties acknowledges that during the term of this Agreement, they will have access to and become acquainted with Confidential Information. In addition, each Party acknowledges that: (i) the other Parties have invested, and continue to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides its owner with a competitive advantage over others in the marketplace; and (iii) the owner of the Confidential Information would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. No Party shall, directly or indirectly, disclose or use (other than solely for the purposes of a Party monitoring and analyzing its investment in the JV, or carrying out its duties under this Agreement) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the JV or thereafter, any Confidential Information of which such Party is or becomes aware. Each Party in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.
9.2. Nothing contained in this Section 9 shall prevent any Party from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Party; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to another Party; or (vi) to such Party’s Representatives who, in the reasonable judgment of such Party, need to know such Confidential Information and agree to be bound by the provisions of this Section 9 as if a Party or are otherwise bound to professional ethical confidentiality obligations; provided, that in the case of clause (i), (ii) or (iii), such Party shall notify the JV and other Parties of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the JV and other Parties) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the JV, when and if available.
9.3. The restrictions of this Section 9 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Agreement; (ii) is or has been independently developed or conceived by such Party without use of Confidential Information; or (iii) becomes available to such Party or any of its Representatives on a non-confidential basis from a source other than the Company, the other Parties or any of their respective Representatives, provided, that such source is not known by the receiving Party to be bound by a confidentiality agreement regarding the JV.
9.4. The obligations of each Party under this Section 9 shall survive (i) the termination, dissolution, liquidation and winding up of the JV, (ii) the withdrawal of such Party as a Member from the JV, and (iii) such Member’s transfer of its membership interests.
10.     Business Opportunities. At any time during the Term, if a Member or any Affiliate of a Member is offered or discovers a business opportunity of the type and character that is consistent with the Business (a “Business Opportunity”), such Member or Affiliate shall, prior to pursuing such Business Opportunity, offer to the JV the right to pursue such Business Opportunity for the benefit of the JV. If the JV, by unanimous consent of the Members, determines not to pursue such Business Opportunity, or, if no determination has been made within thirty days after its presentation to the JV, then the presenting Member or Affiliate shall be free to pursue such Business Opportunity as such Member or Affiliate shall determine in its sole discretion.
11.     Term/Termination. This Agreement shall not be terminable for convenience and shall only be terminable as follows:
11.1. by a Party at any time prior to the Effective Date upon the breach by another Party of a material obligation, representation or warranty that, if capable of being cured, remains uncured for thirty days after written notice thereof, or if such breach is incurable, immediately upon written notice thereof;
11.2 simultaneously with any final dissolution of the JV or the transfer by a Member of 100% of its interests in the JV to the other Member.
11.3. Any Party may terminate this Agreement at any time after the Effective Date by sending written notice of such termination to the other Parties in the event of the breach by any other Party of a material obligation, representation or warranty that, is either incurable, or if capable of being cured, remains uncured for sixty days after written notice thereof.
11.4. In the event of any termination of this Agreement following the Effective Date, the provisions of the JV LLC Operating Agreement with respect to deadlocks and dissolution of the JV, as applicable, shall apply, including but not limited to the waterfall procedures. All obligations of any Party that arose prior to any such termination or which are specifically designated to survive termination of this Agreement, or which, by their nature are reasonably expected to survive such termination, shall survive any such termination.
12.     Right to Audits. Each Party will supply the other Parties with confidential access to such Party’s records and facilities reasonably necessary for the purpose of monitoring such Party’s performance under or carrying out the intent and purpose of this Agreement. Notwithstanding the foregoing, a Party will be permitted to have access to trade secrets or other confidential technical information of another only as reasonably deemed necessary by agreement between them, with such information to be governed by the confidentiality provisions of this Agreement. Additionally, each Party will allow the other Parties and their respective advisers’ full access to such records, key employees, advisers and operations as is reasonably required for the purposes of the valuation of any Party’s business and each Party’s due diligence and investigations with respect to such other Party’s business.
13.     Remedies. Upon any termination of this Agreement due to the breach by any Party of its obligations, representations or warranties hereunder or under any other related agreement (including the Joinder Agreement, the Guaranty and the JV LLC Operating Agreement), the non-breaching Parties will be entitled to all rights and remedies available to them hereunder and thereunder and under all applicable Laws.
14.     Tedom’s Representations and Warrants. Tedom represents and warrants that:
14.1. it is a corporation duly incorporated, validly existing and in good standing under the laws of the Czech Republic;
14.2. it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;
14.3. it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
14.4. the execution, delivery and performance of this Agreement by Tedom will not violate, conflict with, require consent under or result in any breach or default under (i) any of Tedom’s organizational documents (including its certificate of incorporation and by-laws); (ii) any applicable Law; or (iii) any material provision of any material contract or agreement to which Tedom is a party or to which any of its material assets are bound, except where any violation, conflict or lack of consent would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the JV, any other Party or the transactions contemplated hereby; and
14.5. it has all of the requisite resources, skill, experience and qualifications to perform all of the services under this Agreement in a professional and workmanlike manner, in accordance with commercially reasonable industry standards for similar services; and all Products and their packaging supplied by Tedom under the terms of this Agreement shall be fit and Merchantable at the time of delivery.
15.     Tecogen’s Representations and Warrants. Tecogen represents and warrants that:
15.1. it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware;
15.2. it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;
15.3. it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
15.4. the execution, delivery and performance of this Agreement by Tecogen will not violate, conflict with, require consent under or result in any breach or default under (i) any of Tecogen’s organizational documents (including its certificate of formation and limited liability company operating agreement); (ii) any applicable Law; or (iii) any material provision of any material contract or agreement to which Tecogen is a party or to which any of its material assets are bound, except where any violation, conflict or lack of consent would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the JV, any other Party or the transactions contemplated hereby; and
15.5 it has all of the requisite resources, skill, experience and qualifications to perform all of the services under this Agreement in a professional and workmanlike manner, in accordance with commercially reasonable industry standards for similar services, including experience in manufacturing, installing, and maintaining cogeneration equipment; and the quality of Tecogen’s equipment and any Tecogen Products and their packaging supplied by Tecogen will be fit and Merchantable at the time of delivery.
16.     Sub’s Representations and Warrants. Sub represents and warrants that:
16.1. it is a corporation duly incorporated, validly existing and in good standing under the laws of the Delaware;
16.2. it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;
16.3. it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and
16.4. the execution, delivery and performance of this Agreement by Sub will not violate, conflict with, require consent under or result in any breach or default under (i) any of Sub’s organizational documents (including its certificate of incorporation and by-laws); (ii) any applicable Law; or (iii) any material provision of any material contract or agreement to which Sub is a party or to which any of its material assets are bound, except where any violation, conflict or lack of consent would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the JV, any other Party or the transactions contemplated hereby.
17.     JV Representations and Warrants. the JV represents and warrants that:
17.1. it is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware;
17.2. it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;
17.3. it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder; and
17.4. the execution, delivery and performance of this Agreement by the JV will not violate, conflict with, require consent under or result in any breach or default under (i) any of the JV’s organizational documents (including its certificate of formation and the JV LLC Operating Agreement); or (ii) any applicable Law, except where any violation, conflict or lack of consent would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the JV, any other Party or the transactions contemplated hereby.
18.     Additional Representations by all Parties. Tecogen, Sub and Tedom hereby represent and warrant that:
18.1. the Board of Directors (or other governing body such entity) of such Party has approved this Agreement and the transactions contemplated hereby;
18.2. such Party has conducted its due diligence and is satisfied with the results of its investigation into the business of the other Parties to be contributed to the JV;
18.3. there has been no material adverse change in its business, operations, assets, position (financial, trading or otherwise), profits or prospects since the date such Party executed that certain Memorandum of Understanding dated January 18, 2016;
18.4. to such Party’s knowledge, there has been no legislation or regulation proposed or passed that would prohibit or materially restrict the implementation of this Agreement or the JV LLC Operating Agreement or the transactions contemplated hereby or thereby; and
18.5. such Party has the capacity to enter into this Agreement and the JV LLC Operating Agreement, as applicable.
19.     Indemnification. Each Party (an “Indemnifying Party”) shall indemnify, hold harmless, and defend each other Party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, diminutions in value, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys’ fees, that are incurred by Indemnified Party (collectively, “Losses”), arising out of any third-party claim alleging:
19.1. material breach or non-fulfillment of any material representation, warranty or covenant set forth in this Agreement by Indemnifying Party or Indemnifying Party’s personnel;
19.2. any grossly negligent or more culpable act or omission of Indemnifying Party or its personnel (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement;
19.3. any bodily injury, death of any person or damage to real or tangible personal property caused by the negligent or more culpable acts or omissions of Indemnifying Party or its personnel (including any reckless or willful misconduct); or
19.4. any failure by Indemnifying Party to materially comply with any applicable federal, state or local laws, regulations or codes in the performance of its obligations under this Agreement.
19.5 The Party seeking indemnification shall notify the others in writing of any Losses promptly after learning of it. The Indemnifying Party shall defend against such Losses at its own expense. If the Indemnifying Party negotiates a settlement with respect to the Losses, the settlement must contain an unconditional release of the relevant Indemnified Party, and not include admission of fault on behalf of any Indemnified Party.
20.     Notices. All notices, requests and other communications called for by this Agreement shall be given by email, confirmed in the case of material communications by concurrent written notice sent by a recognized internally recognized delivery service:
if to Tecogen, at 45 First Avenue, Waltham, MA 02451, attention: Chief Financial Officer, email: [*] ; and

Exhibit 10.37

if to Tedom, at Výčapy 195 674 01 Třebíč Czech Republic, attention: CEO - general director, email: [*], or to such other addresses as either such party shall specify to the other. Notice by any other means shall be deemed made when actually received by the party to which notice is provided.
The JV will notify in writing the other Parties its address for notice under this Agreement promptly after its execution of the Joinder. Notices constituting Orders for Products or equipment shall be placed in accordance with the standard ordering procedures of the supplying Party, provided that such procedures shall have been delivered to the ordering Party in writing.
21.     Independent Contractor. Each Party will be deemed to be an independent contractor and will not have the authority to contract for any other party. Nothing in this Agreement creates any agency or employment relationship between the Parties or an employee/employer relationship. No Party or its representatives are employees of any other Party for any purposes, including, but not limited to, the application of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code, the State Revenue and Taxation Code relating to income tax withholding at the source of income, the Workers’ Compensation Insurance, Code 401(k) and, other benefit payments and third party liability claims. No Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Customer or other third party.
22.     Dispute Resolution. If a good faith dispute exists between one or more Parties with respect to a material matter under this Agreement (a “Dispute”), one of the disputing Parties may request the other Parties to submit the reasons for its position in writing and then to enter into good faith negotiations to attempt to resolve such Dispute for a period of thirty days following such written notice. Any Party shall have the right, at any time after good faith efforts have failed to resolve a Dispute, to make a written request of the other Parties for a review of such matter by the appropriate and authorized senior officer of each Party (“Executive Review”). A Party shall exercise its right to request Executive Review by providing written notice to the other disputing Party. An authorized officer of each Party shall meet within thirty days of the day such notice is delivered to the other Parties, and shall engage in good faith efforts to resolve the Dispute. Any such decision by the authorized officers shall be binding on the Parties.
If such dispute cannot be settled by good faith negotiation between the Parties and by Executive Review within thirty days of the commencement of such review the Dispute will be finally resolved by arbitration in Boston, Massachusetts in accordance with the American Arbitration Association Commercial Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
23.     Expenses. Each Party shall pay its respective fees and expenses incident to the negotiation, preparation and operation of this Agreement and the JV LLC Operating Agreement; provided, however, that the JV LLC shall promptly pay, or promptly reimburse Tecogen (at Tecogen’s sole option) on demand for all reasonable legal costs and expenses incurred in connection with the formation of the JV and the preparation and revisions to this Agreement and the JV LLC Operating Agreement, in an amount not to exceed $50,000.
24.     Entire Agreement. This Agreement and all related Exhibits, Schedules and attachments and that certain Mutual Non-Disclosure Agreement between Tecogen and Tedom dated as of June 22, 2015, and the JV LLC Operating Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior contemporaneous understandings, agreements, and representations and warranties, both written and oral with respect to the subject matter by or among the parties. In the event of any inconsistency between the statements in the body of this Agreement and related Exhibits, Schedules or attachments, the statement in the body of this Agreement shall control. In the event of any inconsistency between this Agreement and the JV LLC Operating Agreement, the JV LLC Operating Agreement shall control.
25.     Amendment. No amendment to this Agreement will be binding unless it is in writing, identified as an amendment to this Agreement and signed by all Parties to this Agreement.

Exhibit 10.37

26.     Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
27.     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
28.     Assignment. No Party may assign any rights or obligations under this Agreement without the prior written approval of the other Parties.
29.     Survival. Any provisions that impose an obligation or right, expressly or by common understanding, after the termination or expiration date of this Agreement will survive the termination or expiration of this Agreement and will be binding on the parties hereto.
30.     Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).
31.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
32.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
33.     No Third Party Beneficiaries. The Parties do not confer any rights or remedies upon any Person other than the Parties to this Agreement (which shall include the JV after the execution of the Joinder Agreement by the JV) and their respective successors and permitted assigns.
34.     Force Majeure. No Party shall be liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to any other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) actions, embargoes or blockades in effect on or after the date of this Agreement; (e) national or regional emergency; (f) strikes, labor stoppages or slowdowns or other industrial disturbances; (g) compliance with any Law or any action taken by a governmental or public authority; (h) shortage of adequate power or telecommunications or transportation facilities; or (i) any other event which is beyond the reasonable control of such Party (each of the foregoing, a “Force Majeure Event”). A Party whose performance is affected by a Force Majeure Event shall give notice to the other Parties, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

[Signatures page follows]

Exhibit 10.37

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth above.

TECOGEN INC.
By:_____________________ Name: Title:
TEDOM A.S.
By:_____________________ Name: Title:
TEDOM USA INC.
By:_____________________ Name: Title: